UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2016

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

216 16th Street, Suite #1350
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2016, Lilis Energy, Inc. entered into a credit and guaranty agreement (the “Credit Agreement”) by and among Lilis Energy, Inc., a Nevada corporation (the “Borrower”), Brushy Resources, Inc., a Delaware corporation (“Brushy”), ImPetro Operating, LLC, a Delaware limited liability company (“Operating”) and ImPetro Resources, LLC, a Delaware limited liability company (“Resources”, and together with Brushy and Operating, the “Initial Guarantors”), and the lenders party thereto (each a “Lender” and together, the “Lenders”) and T.R. Winston & Company, LLC acting as collateral agent.

The Credit Agreement provides for a three-year senior secured term loan with initial commitments for $31,000,000 in aggregate principal amount, of which the Company has received $25,000,000 as of the closing date. The initial aggregate principal amount may be increased to a maximum principal amount of $50,000,000 at the request of the Company and with the consent of the Lenders holding loans in excess of 60% of the then outstanding loans pursuant to an accordion advance provision in the Credit Agreement (the “Term Loan”).

In connection with the Borrower’s entry into the Credit Agreement, on September 29, 2016, the Borrower used part of the proceeds of the Term Loan to repay the balance of Brushy’s outstanding indebtedness with Independent Bank, resulting in the elimination of approximately $5.4 million in senior secured debt, including accrued interest, fees and expenses, and the extinguishment of Independent Bank’s security interest in the assets of the Initial Guarantors and of the Borrower’s guaranty in full.

In addition, in connection with the Company’s entry into the Credit Agreement, the remaining holders of the Borrower’s 12.0% Convertible Notes (the “Convertible Notes”) converted the outstanding principal amount of approximately $1.8 million and accrued and unpaid interest in an amount of $136,598 into 1,172,450 shares of common stock of the Borrower.

Funds borrowed under the Credit Agreement may be used by the Borrower to (i) fund drilling and development projects, (ii) purchase oil and gas assets and other acquisition targets, (iii) pay all costs and expenses arising in connection with the negotiation and execution of the Credit Agreement, and (iv) fund the Borrower’s general working capital needs.

In connection with its entry into the Credit Agreement, the Borrower paid advisory fees to KES 7 Capital Inc. and T.R. Winston & Company, LLC in an amount of $420,000 and $80,000, respectively and a commitment fee to each of the Lenders equal to 2.0% of their respective initial loan advances. As partial consideration, the Borrower also amended certain warrants issued in the Borrower’s June 2016 private placement held by the Lenders to purchase up to an aggregate amount of approximately 2,850,000 shares of common stock such that the exercise price per share was lowered from $2.50 to $0.01 on such warrants. All of the amended warrants are immediately exercisable from the original issuance date, for a period of two years, subject to certain conditions.

The Term Loan bears interest at a rate of 6.0% per annum and matures on September 30, 2019. The Borrower has the right to prepay the Term Loan, in whole or in part, at any time at a prepayment premium equal to 6.0% of the amount repaid. Such prepayment premium must also be paid if the Term Loan is repaid prior to maturity as a result of a change in control of the Borrower. In certain situations, the Credit Agreement requires mandatory prepayments of the Term Loans at the request of the Lenders, including in the event of certain non-ordinary course asset sales, the incurrence of certain debt, and the Company’s receipt of proceeds in connection with insurance claims.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including covenants relating to maintenance of books and records, financial reporting and notification, compliance with laws, maintenance of properties and insurance, and limitations on guaranties, investments, issuance of debt, lease obligations and capital expenditures. The Credit Agreement also provides for events of default, including failure to pay any principal or interest when due, failure to perform or observe covenants, cross-default on certain outstanding debt obligations, the failure of a Guarantor to comply with the provisions of its Guaranty, and bankruptcy or insolvency events. The amounts under the Credit Agreement could be accelerated and be due and payable upon an event of default.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1, and which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure

On September 29, 2016, the Company issued a press release announcing its entry into the Credit Agreement. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 29, 2016 by and among Lilis Energy, Inc., Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, the Lenders party thereto and T.R. Winston & Company, LLC acting as collateral agent.
99.1	Press Release, dated as of September 29, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2016	LILIS ENERGY, INC.

	By:	/s/ Kevin Nanke
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of September 29, 2016 by and among Lilis Energy, Inc., Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, the Lenders party thereto and T.R. Winston & Company, LLC acting as collateral agent.
99.1	Press Release, dated as of September 29, 2016